Key Management Appointments Announced by Riviera Black Hawk Casino

BLACK HAWK, CO -- (Marketwire - October 08, 2012) - Riviera Black Hawk Casino, wholly owned by Monarch Casino & Resort, Inc. (NASDAQ: MCRI), announces that gaming executives Dan Roy, Brandon Moore and Greg Stuhr have joined the Company, subject to pending Colorado gaming licensure approval.

Dan Roy, General Manager, has over 30 years of hospitality and gaming experience, having held executive positions at Station Casinos, Harvey's Casino Resort in Lake Tahoe and most recently at Warner Gaming, a casino resort management company. He has a proven track record in all facets of casino resort operations including substantial experience with new property openings and expansions.

Brandon Moore, Director of Marketing, most recently worked at Green Valley Ranch, one of the two luxury Station Casino brands in Las Vegas, where he was the director of marketing. He additionally served as marketing director for two other Station properties and previously held director positions in Information Technology. Brandon will manage all marketing initiatives for the property, working closely with the corporate office in Reno, Nevada.

Greg Stuhr, Director of Slot Operations, has over 33 years of accomplishments in slot operations and gaming systems technology with Station Casinos, Silicon Gaming, Konami Gaming and most recently, from Warner Gaming.

David Farahi, Chief Operating Officer of Monarch, stated: "Since acquiring the Riviera Black Hawk in April of 2012 we have strategically filled our open executive positions with highly accomplished industry professionals. We are very excited to welcome Dan, Brandon and Greg to Monarch's talented Black Hawk team."

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk casino in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa or Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and can be utilized for future expansion. For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000. Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino or Twitter at @RivieraCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions and (iii) plans, objectives and expectations regarding the integration of the Riviera Black Hawk Casino. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's website at MonarchCasino.com

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

David Farahi
COO of Monarch
(720)-406-3721
DFarahi@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com